Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 of Origin Agritech Limited (the “Company”) of our report dated February 10, 2025, except for Note 2 as to which the date is April 11, 2025, relating to the consolidated financial statements of the Company as of and for the years ended September 30, 2022, 2023 and 2024, and to all references to our firm included in this Amendment No. 2 to the Registration Statement on Form F-3, filed with the U.S. Securities and Exchange Commission on October 15, 2025.

/S/ Enrome LLP

Singapore

October 15, 2025